UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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ARCLAND ENERGY CORPORATION
(Name of Registrant as Specified in its Charter)

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ARCLAND ENERGY CORPORATION
17101 Preston Road, Suite 210
Dallas, Texas 75248

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
SECURITIES EXCHANGE ACT OF 1934 AND REGULATION 14C THEREUNDER

WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY

To the Stockholders of Arcland Energy Corporation:

This Information Statement is furnished to holders of shares of Common Stock, $.001 par value (the “Common Stock”) of Arcland Energy Corporation (“Arcland,” “we,” “us” or the “Company”).  We are sending you this Information Statement to inform you that on September 19, 2008, the Board of Directors of the Company unanimously adopted a resolution seeking stockholder approval to amend the Company’s Articles of Incorporation to effect a reverse stock split of the Company’s Common Stock.  Thereafter, on September 19, 2008, two stockholders of the Company, holding a majority of the issued and outstanding Common Stock of the Company, adopted by written consent a resolution approving an amendment to the Company’s Articles of Incorporation that will effect a one-for-ten reverse stock split of the Company’s Common Stock (the “Amendment”).  In addition, notwithstanding the approval of this proposal by the stockholders, the Board of Directors may, in its sole discretion, determine not to effect, and abandon, the reverse stock split without further action by our stockholders.

The enclosed Information Statement is being furnished to you to inform you that the foregoing action has been approved by the holders of a majority of the outstanding shares of our Common Stock.  The Amendment will not be filed or become effective before the date which is 20 days after this Information Statement was first mailed to stockholders.  You are urged to read the Information Statement in its entirety for a description of the action taken by the Board of Directors and a majority of the stockholders of the Company.

This Information Statement is being mailed on or about September 22, 2008 to stockholders of record on September 18, 2008 (the “Record Date”).

By order of the Board of Directors

/s/ Bryan Bulloch

Bryan Bulloch President and Chief Financial Officer
Dallas, Texas
September  22, 2008

ARCLAND ENERGY CORPORATION
17101 Preston Road, Suite 210
Dallas, Texas 75248

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934

This Information Statement (the “Information Statement”) is being mailed on or about September  22, 2008 to the holders of record at the close of business on September  18, 2008 (the “Record Date”), of the Common Stock of Arcland Energy Corporation, a Utah corporation (“Arcland,” “we,” “us” or the “Company”), in connection with action taken by written consent of holders of a majority of our Common Stock in lieu of a meeting to approve an Amendment to Arcland’s Amended and Restated Articles of Incorporation, as further amended to date (the “Articles”), effecting a 1 for 10 reverse split of the issued and outstanding shares of Arcland Common Stock.

Members of the Board of Directors and stockholders owning 41,753,247 shares of our issued and outstanding Common Stock (the “Consenting Stockholders”) have executed a written consent approving the Amendment. The Consenting Stockholders held of record on the Record Date approximately 77.5% of the total issued and outstanding Common Stock of the Company, which was sufficient to approve the proposed action. Dissenting stockholders do not have any statutory appraisal rights as a result of the action taken. The Board of Directors does not intend to solicit any proxies or consents from any other stockholders in connection with this action.

Section 16-10a-704 of the Utah Revised Business Corporation Act (the “URBCA”) generally provides that any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice, if one or more consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted. Pursuant to Section 16-10a-1003 of the URBCA, a majority of the outstanding voting shares of stock entitled to vote thereon is required in order to amend the Articles. In order to eliminate the costs and management time involved in obtaining proxies and in order to effect the above actions as early as possible in order to accomplish the purposes of the Company as herein described, the Company’s Board of Directors consented to the utilization of, and did in fact obtain, the written consent of the Consenting Stockholders who collectively own shares representing a majority of our Common Stock.

Pursuant to Section 16-10a-704 of the URBCA, the Company is required to provide notice of the taking of the corporate action without a meeting to the stockholders of record who have not consented in writing to such action at least ten (10) days before the consummation of the action. This Information Statement is intended to provide such notice.

This Information Statement is also being distributed pursuant to the requirements of Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to the Company’s stockholders of record on the Record Date. The corporate actions will be effective 20 days (the “20-day Period”) after the mailing of this Information Statement. The 20-day Period is expected to conclude on or about October  12, 2008.

The entire cost of furnishing this Information Statement will be borne by Arcland. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith.

FORWARD LOOKING STATEMENTS

This Information Statement and other reports that the Company files with the U.S. Securities and Exchange Commission (the “SEC”) contain forward-looking statements about the Company’s business containing the words “believes,” “anticipates,” “expects” and words of similar import. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or performance to be materially different from the results or performance anticipated or implied by such forward-looking statements. Given these uncertainties, shareholders are cautioned not to place undue reliance on forward-looking statements. Except as specified in SEC regulations, the Company has no duty to publicly release information that updates the forward-looking statements contained in this Information Statement. An investment in the Company involves numerous risks and uncertainties, including those described elsewhere in this Information Statement. Additional risks will be disclosed from time-to-time in future SEC filings.

VOTE REQUIRED TO APPROVE THE AMENDMENT

As of the Record Date, there were 53,890,201 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote. For the approval of the Amendment, the affirmative vote of a majority of the shares of Common Stock outstanding and entitled to vote at the Record Date, or 26,945101 shares, was required for approval.

CONSENTING STOCKHOLDERS

On September  19, 2008, the board of directors unanimously adopted resolutions declaring the advisability of, and recommending that stockholders approve the Amendment to the Company’s Articles to effect a 1 for 10 share reverse split of the issued and outstanding shares of Arcland Common Stock. In connection with the adoption of this resolution, the board elected to seek the written consent of the holders of a majority of the Company’s issued and outstanding shares of Common Stock in order to reduce the costs and implement the proposals in a timely manner.

On September 19, 2008, the following Consenting Stockholders, who collectively own 41,753,247 shares of the Company’s issued and outstanding Common Stock (approximately 77.5%), consented in writing to the proposed Amendment:

American Petroleum Corporation	12,525,974 shares representing approximately 23.2%
Lariat Energy Corporation	29,227,273 shares representing approximately 54.2%

Under the URBCA , the Company is required to give all stockholders written notice of any actions that are taken by written consent without a stockholder meeting. Under Section 14(c) of the Exchange Act, the transactions cannot become effective until the expiration of the 20-day Period.

The Company is not seeking written consent from any of our other stockholders and stockholders other than the Consenting Stockholders will not be given an opportunity to vote with respect to the Amendment. All necessary corporate approvals have been obtained, and this Information Statement is furnished solely for the purposes of:

•	Advising stockholders of the action taken by written consent, as required by the URBCA; and
•	Giving stockholders advance notice of the actions taken, as required by the Exchange Act.

Stockholders who were not afforded an opportunity to consent or otherwise vote with respect to the actions taken have no right under the URBCA to dissent or require a vote of all stockholders.

APPROVAL OF THE AMENDMENT TO OUR ARTICLES EFFECTING A 1-FOR-10 SHARE REVERSE SPLIT OF OUR OUTSTANDING COMMON STOCK

General

Our board has unanimously approved a proposal to amend Article FOURTH of our Articles to effect a one-for-ten reverse stock split of the Company's outstanding Common Stock.  The Consenting Stockholders have also approved this Amendment.  The text of the Amendment is set forth in the Amendment to the Articles of Incorporation of Arcland Energy Corporation attached to this Information Statement as Appendix A.

The Amendment provides for the combination of our presently issued and outstanding shares of Common Stock into a smaller number of shares of identical Common Stock. This is known as a "reverse stock split." Under the proposal, each ten shares of our presently issued and outstanding Common Stock as of the close of business on the effective date of the Amendment will be converted automatically into one share of our post-reverse stock split Common Stock. Fractional shares will not be issued. Instead, we will issue one full share of our post-reverse stock split Common Stock to any stockholder who would have been entitled to receive a fractional share as a result of the reverse stock split.

Each stockholder will hold the same percentage of our outstanding Common Stock immediately following the reverse stock split as he did immediately prior to the reverse stock split, except for minor adjustments required due to the treatment of fractional shares. The Amendment does not change the number of authorized shares of Common Stock.

Reasons for the Reverse Stock Split

The primary purposes of the reverse stock split are to:

•	increase the per share price of our Common Stock; and
•	provide the Company with the flexibility to issue additional shares to facilitate future stock acquisitions and financings.

The reduction in the number of issued and outstanding shares of Common Stock to result from the reverse stock split is expected to increase the market price of the Common Stock to a level above the current market trading price.

While the board believes that the shares of Common Stock will trade at higher prices than those which have prevailed in the recent past, there can be no assurance that such increase in the trading price will occur or, if it does occur, that it will equal or exceed the direct arithmetical result of the reverse stock split because there are numerous factors and contingencies which could affect our market price.

Our Common Stock is currently quoted on the Nasdaq Stock Market’s OTC Bulletin Board (the “OTC Bulletin Board”). A higher per share price for the Common Stock may enable the Company to meet minimum bid price criteria for initial listing of the Common Stock on the American Stock Exchange. We believe that, other than the minimum bid price, we are likely to meet all of the quantitative listing requirements for listing on the American Stock Exchange.

Because trading of our Common Stock is conducted in the over-the-counter market, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock. In addition, because the Common Stock is not listed on the American Stock Exchange (or any other exchange) and presently trades at less than $5.00 per share, trading in our Common Stock is subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, which require additional disclosure by brokers or dealers in connection with any trades involving a stock defined as a "penny stock." Because our Common Stock is presently classified as a "penny stock," prior to effectuating any trade in our Common Stock, a broker or dealer is required to make a suitability determination as to the proposed purchaser of our Common Stock and to receive a written agreement, meeting certain requirements, prior to effectuating any transaction in our Common Stock. The additional burdens imposed upon brokers or dealers by such requirements could discourage brokers or dealers from effecting transactions in our Common Stock, which could limit the market liquidity of our Common Stock and the ability of investors to trade our Common Stock.

The board believes that the reverse stock split also could result in a broader market for our Common Stock than the current market. Many institutional investors are unwilling or unable due to investment restrictions to invest in companies whose stock trades at less than $5.00 per share. Many stockbrokers are subject to internal restrictions on their ability to recommend stocks trading at less than $5.00 per share because of a general presumption that such stocks may be highly speculative. In addition, stocks trading at less than $5.00 per share may not be marginable under the internal policies of some investment firms. The reverse stock split is anticipated to result in a price increase for our Common Stock relieving, to some extent, the effect of such limitations on the market for our Common Stock. Additionally, brokerage commissions on the sale of lower priced stocks often represent a higher percentage of the sales price than commissions on relatively higher priced stocks. The expected increase in trading price may also encourage interest and trading in our Common Stock and possibly promote greater liquidity for our shareholders. We also believe that the current per share price of our Common Stock has or may have a negative effect on our ability to use our Common Stock in connection with possible future transactions such as financings, strategic alliances, acquisitions and other uses not presently determinable.

Furthermore, as a result of the reverse stock split, there will be a reduction in the number of shares of Common Stock issued and outstanding, and an associated increase in the number of authorized shares which would be unissued and available for future issuance after the reverse stock split. These additional available shares could be used for any proper corporate purpose approved by the board including, among others, future acquisitions and financing transactions.

For the above reasons, the board believes that the reverse stock split is in the best interests of Arcland and its shareholders. However, there can be no assurances that the reverse stock split will have the desired consequences.

Effects of the Reverse Stock Split

The reverse stock split will be effected by filing the Amendment with the State of Utah Department of Commerce and will be effective upon the close of business on the date of filing. We expect to file the Amendment promptly following the expiration of the 20-day Period after the mailing of this Information Statement. The 20-day Period is expected to conclude on or about October  12, 2008.  However, the actual timing of the filing will be determined by our management based upon their evaluation as to when the filing will be most advantageous to Arcland and its shareholders. We reserve the right to forego or postpone filing the Amendment if we determine that action to be in the best interests of Arcland and its shareholders.

We are currently authorized to issue 150,000,000 shares of Common Stock of which 53,890,201 shares were issued and outstanding at the close of business on the Record Date. Adoption of the reverse stock split will reduce the shares of Common Stock outstanding on the record date to approximately 5,389,020, but will not affect the number of authorized shares of Common Stock. The reverse stock split also will have no effect on the par value of the Common Stock.

The effect of the reverse split upon holders of Common Stock will be that the total number of shares of our common stock held by each shareholder will be automatically converted into the number of whole shares of Common Stock equal to the number of shares of Common Stock owned immediately prior to the reverse stock split divided by ten, adjusted for any fractional shares. Each of our stockholders will continue to own one or more shares of Common Stock and will continue to share in the assets and future growth of the Company as a stockholder. Each stockholder that owns fewer than ten shares of Common Stock will receive one whole share of Common Stock as a result of the reverse stock split.

Each stockholder's percentage ownership interest in the Company and proportional voting power will remain unchanged, except for minor differences resulting from adjustments for fractional shares. The rights and privileges of the holders of shares of Common Stock will be substantially unaffected by the reverse stock split. All issued and outstanding options, warrants, and convertible securities would be appropriately adjusted for the reverse stock split automatically on the effective date of the reverse stock split.

The reverse stock split also may result in some stockholders owning "odd lots" of less than 100 shares of Common Stock received as a result of the reverse stock split. Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.

As soon as practicable after the Amendment is filed, we will cause a letter of transmittal to be forwarded to each holder of record of shares of our Common Stock outstanding as of such date. The letter of transmittal will contain instructions for the surrender of certificates representing shares of pre-reverse stock split Common Stock to our transfer agent in exchange for certificates representing the number of whole shares of post-reverse stock split Common Stock into which the shares of pre-reverse stock split common stock have been converted as a result of the reverse stock split.

CERTIFICATES SHOULD NOT BE SENT TO US OR THE TRANSFER AGENT BEFORE RECEIPT OF SUCH LETTER OF TRANSMITTAL FROM US.

Until a stockholder forwards a completed letter of transmittal, together with certificates representing such stockholder's shares of pre-reverse stock split Common Stock to the transfer agent and receives in return a certificate representing shares of post-reverse stock split Common Stock, such stockholder's pre-reverse stock split Common Stock shall be deemed equal to the number of whole shares of post-reverse stock split Common Stock to which such stockholder is entitled as a result of the reverse stock split.

Certain Federal Income Tax Considerations

The following discussion describes certain material federal income tax considerations relating to the reverse stock split. This discussion is based upon the Internal Revenue Code, existing and proposed regulations thereunder, legislative history, judicial decisions, and current administrative rulings and practices, all as amended and in effect on the date hereof. Any of these authorities could be repealed, overruled, or modified at any time. Any such change could be retroactive and, accordingly, could cause the tax consequences to vary substantially from the consequences described herein. No ruling from the Internal Revenue Service (the "IRS") with respect to the matters discussed herein has been requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion.

This discussion may not address certain federal income tax consequences that may be relevant to particular shareholders in light of their personal circumstances or to shareholders who may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local or foreign laws.

SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT FOR THEM, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION.

The reverse stock split is intended to be a tax-free recapitalization to the Company and its stockholders, except for those stockholders who receive a whole share of Common Stock in lieu of a fractional share. Shareholders will not recognize any gain or loss for federal income tax purposes as a result of the reverse stock split, except for those shareholders receiving a whole share of Common Stock in lieu of a fractional share (as described below). The holding period for shares of Common Stock after the reverse stock split will include the holding period of shares of Common Stock before the reverse stock split, provided that such shares of Common Stock are held as a capital asset at the effective time of the Amendment. The adjusted basis of the shares of Common Stock after the reverse stock split will be the same as the adjusted basis of the shares of Common Stock before the reverse stock split excluding the basis of fractional shares.

A stockholder who receives a whole share of Common Stock in lieu of a fractional share generally may recognize gain in an amount not to exceed the excess of the fair market value of such whole share over the fair market value of the fractional share to which the stockholder was otherwise entitled.

CHANGE IN CONTROL TRANSACTION

The Reverse Acquisition Transaction

On July 10, 2008, a change of control of the Company occurred as a result of the Company’s acquisition of certain oil and gas lease assets in exchange for an aggregate of 41,753,247 shares of Common Stock (the “Acquisition Shares”) representing a controlling interest in the Company and two convertible promissory notes in the aggregate principal amount of $10,000,000 (convertible into up to 3,246,753 shares of Common Stock) pursuant to a Portfolio Leasehold Acquisition Agreement (the “Acquisition Agreement”) among the Company, Lariat Energy Corporation, a Nevada corporation (“Lariat”), Pilgrim Petroleum Corporation, a Delaware corporation (“Pilgrim”) and American Petroleum Corporation, a Texas corporation (“American,” which together with Pilgrim and Lariat are collectively defined as the “Seller” in the Acquisition Agreement).  The transaction described above is herein referred to as the “Reverse Acquisition.” Immediately prior to the closing of the Reverse Acquisition transaction, the Company had 33,178,442 shares of Common Stock issued and outstanding. Immediately after the issuance of the Acquisition Shares to the Sellers, the Company had 74,931,689 shares of Common Stock issued and outstanding. As a result of the Reverse Acquisition, the Sellers collectively acquired shares constituting a majority of the issued and outstanding Common Stock of the Company - approximately 55.7% as of the Closing of the Reverse Acquisition transaction.

Pursuant to the terms of the Acquisition Agreement, Rafael Pinedo and Bryan Bulloch were appointed to serve as directors of the Company (replacing Richard C. Weiner and Stanford W. Slifer who resigned effective as of July 2, 2008 and July 9, 2008, respectively) effective upon Closing (as defined in the Acquisition Agreement) of the Reverse Acquisition transaction. Mr. Pinedo was also appointed as the Chairman of the Board.

Under the terms of the Acquisition Agreement, all officers and directors of the Company in office immediately prior to the Closing delivered written resignations. Resignations of all such officers were effective on August 2, 2008. Three (3) successor directors were also appointed to the Board of Directors effective August 2, 2008, namely, Carlo Ugolini, Kevin L. Dahlberg and Gama Munoz.

Concurrently with the resignation of such officers serving the Company immediately prior to Closing of the Reverse Acquisition, the following persons were appointed and accepted appointment as officers of the Company:

Name	Age	Position
Rafael Pinedo	40	Chairman of the Board and Secretary
Bryan Bulloch	45	President and Chief Financial Officer
Carlo Ugolini	57	Vice President - Land and Exploration

The Divestiture Transaction

On July 21, 2008, the Company executed an Assignment and Assumption Agreement dated July 21, 2008 with its wholly owned subsidiary, BT Acquisitions, Inc., a Colorado corporation (“BTA”), an Assignment of Trademark dated July 21, 2008 with BTA, and an Assignment of Patent dated July 21, 2008 with BTA (such agreements are collectively referred to herein as the “SPA Related Agreements”), effectively transferring and assigning all of the assets and liabilities related to or useful in connection with the Company’s implantable lens business into BTA (the “Lens Business Transfer”).

Subsequent to the Lens Business Transfer, the Company also entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with the following purchasers (the “Purchasers”): Alex Hatsis, Kavouria, LLC, Dr. George Rozakis, Rozakis Family LLC, Rozy Ventures, Jerry Kaeni, and Igor Valyunin.  Under the terms of the Stock Purchase Agreement, the Purchasers collectively purchased all of the issued and outstanding shares of BTA, in exchange for 30,000,000 shares (the “Consideration Shares”) of the Company’s Common Stock, which were retired and cancelled by the Company. The transaction consummated per the terms of the Stock Purchase Agreement and SPA Related Agreements is referred to herein as the “Divestiture Transaction.”

As a result of the Divestiture Transaction and the cancellation and retirement of 30,000,000 shares, Lariat’s percentage ownership of the issued and outstanding Common Stock of the Company increased from 39% to 65% at the time of closing of such trasnaction. Lariat’s holdings (approximately29,227,273 as of the Record Date)  constitute a majority of the issued and outstanding Common Stock of the Company as of the Record Date.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the Record Date, information concerning ownership of the Company’s Common Stock by (i) each director, (ii) each executive officer, (iii) all directors and executive officers as a group; and (iv) each person known to the Company to be the beneficial owner of more than five percent of each class.

Unless otherwise noted, the Company believes that all shares are beneficially owned and that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them. Applicable percentage of ownership is based on 53,890,201 shares of Common Stock outstanding as of September 18, 2008 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting of investment power with respect to securities. Shares subject to securities exercisable or convertible into shares of Common Stock that are currently exercisable or exercisable within 60 days of September 18, 2008 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	All Executive Officers and Directors as a Group (6 persons)	13,500,000(1)	24.6%
Common Stock	Rafael Pinedo 4400 West Grove, Suite 106 Addison, Texas75001	13,500,000(1)	24.6%
Common Stock	Bryan Bulloch 17101 Preston Road., Suite 210 Dallas, Texas 75248	0	0.00%
Common Stock	Carlo Ugolini 17101 Preston Road., Suite 210 Dallas, Texas 75248	0	0.00%
Common Stock	Kevin Dahlberg 17101 Preston Road., Suite 210 Dallas, Texas 75248	0	0.00%
Common Stock	Gama Munoz 17101 Preston Road., Suite 210 Dallas, Texas 75248	0	0.00%
Common Stock	Bruce Hall 836 Blue Jay Lane Coppell, TX 75019	0	0.00%
Common Stock	Lariat Energy Corporation 4500 Westgrove Drive, Suite 100 Addison, Texas 75001	31,500,000(2)	56.09%
Common Stock	American Petroleum Corporation 4400 Westgrove Drive, Addison, Texas 75001	13,500,000(1)(3)	24.6%
Common Stock	Pilgrim Petroleum Corporation 4400 Westgrove Drive, Addison, Texas 75001	13,500,000(1)	24.6%

(1) American is a wholly owned subsidiary of Pilgrim. Rafael Pinedo currently serves as President and Chief Executive Officer of Pilgrim and President and Director of Engineering and Operations for American. Accordingly, Pilgrim and Mr. Pinedo are deemed to be beneficial owners of the shares of Common Stock beneficially owned by American.

(2) Includes 2,272,727 shares issuable upon conversion of principal under a Convertible Promissory Note.

(3) Includes 974,026 shares issuable upon conversion of principal under a Convertible Promissory Note.

ADDITIONAL  INFORMATION

The Company files annual, quarterly and current reports and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may obtain copies of this information by mail from the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports and other information about issuers that file electronically with the SEC. The address of that website is www.sec.gov.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Bryan Bulloch
Bryan Bulloch
President and Chief Financial Officer

Dallas, Texas
September  22, 2008

APPENDIX A

AMENDMENT TO THE
ARTICLES OF INCORPORATION
OF
ARCLAND ENERGY CORPORATION

Pursuant to Sections 16-10a-1006 and 16-10a-1007 of the Utah Revised Business Corporation Act (“URBCA”), Arcland Energy Corporation, a Utah corporation, hereby certifies as follows:

1.           The name of the corporation is Arcland Energy Corporation (the "Corporation").

2.           Article FOURTH of the Corporation’s Amended Articles is hereby amended to add the following paragraph:

“On the date that these Articles of Amendment are filed with the Secretary of State of the State of Utah (the "Effective Date"), every ten (10) shares of Common Stock of the Corporation issued and outstanding at the close of business on the Effective Date (the "Old Common Stock") will automatically be converted into one (1) share of Common Stock, par value $.001 per share (the "New Common Stock") of the Corporation. No fractional shares will be issued and, in lieu thereof, each holder of Common Stock whose aggregate shares of Old Common Stock held in one name or account immediately prior to the Effective Date are fewer than ten (10) shares or not evenly divisible by ten (10) shall receive one (1) full share of New Common Stock in exchange for such fractional share.”

3.           Shareholders holding shares of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”) may surrender certificates representing the Corporation’s Old Common Stock for new certificates representing the number of shares of New Common Stock into which such Old Common Stock are converted by virtue of the amendment reflected in paragraph 2 above (the “Amendment”).

4.           The foregoing Amendment was adopted by written consent of the Corporation’s shareholders holding a majority of the Corporation’s Common Stock on September 19, 2008, pursuant to the requirements of the URBCA.

5.           The number of shares of Common Stock outstanding and entitled to vote upon the Amendment was 53,890,201.  The number of shares of Common Stock represented by the written consent approving such Amendment was 41,753,247.

6.           The number of shares of Common Stock voted for the Amendment was 41,753,247.  The number of shares cast for the Amendment was sufficient for approval of the Amendment.

IN WITNESS WHEREOF, this Amendment to the Articles of  Incorporation has been signed this 13th day of October, 2008.

Rafael Pinedo, Secretary